Exhibit (h)(3)

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT, effective as of December 31, 2002, by and among INVESTORS BANK & TRUST COMPANY (the “Bank”) and BARCLAYS GLOBAL INVESTORS, N.A. (“BGI”).

WHEREAS, Bank and BGI are parties to a Sub-administration Agreement dated October 21, 1996 (the “Sub-administration Agreement”) pursuant to which the Bank provides certain services to Master Investment Portfolio (“MIP”) and the Barclays Global Investors Funds (“BGIF”); and

WHEREAS, Bank and BGI desire to amend the Sub-administration Agreement set forth below.

NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

1.	Amendments.

(a)	Appendix C to the Sub-administration Agreement is amended to delete all references to “Pricing” under the heading “Miscellaneous - A. Out of Pocket.”

(b)	Exhibit A, as attached hereto, is added to Appendix C to the Sub-administration Agreement and made a part thereof.

2.	Miscellaneous.

a)	Except as amended hereby, the Sub-administration Agreement shall remain in full force and effect.

b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

BARCLAYS GLOBAL INVESTORS, N.A.

By:	/s/ Michael Latham	By:	/s/ James G. Polisson
Name:	Michael Latham	Name:	James G. Polisson
Title:	Managing Director	Title:	Managing Director

INVESTORS BANK & TRUST COMPANY

By:	/s/ Robert D. Mancuso
Name:	Robert Mancuso
Title:	Sr. Vice President

APPENDIX A

The Bank agrees to provide portfolio pricing services to each Fund of MIP as set forth below and, in all cases, in accordance with the Investment Company Act of 1940 and the rules thereunder, Section 12.1 of this Agreement, and the procedures relating to pricing duly adopted by any Fund of MIP. As compensation for providing these services, BGI will pay the Bank an annual fee of $17,400. In addition, the Fund shall pay the Bank for the costs (without any markup) of required data feeds, pricing services and broker prices to the extent such data feeds, pricing services and broker prices are required exclusively to price the Fund’s portfolio securities. Notwithstanding the foregoing, in the event of a material increase in costs associated with Reuters this portion of the fee schedule shall be renegotiated such that the Fund would be responsible to pay no less than an amount equal to 50% of the Fund’s pro-rated portion of such increase in fees calculated in accordance with the Fund’s related usage of Reuters, unless the Bank otherwise agrees. The amount payable by BGI will be determined on a monthly basis based on the number of Funds of MIP then offered.